EXHIBIT 23.5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference in the prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated March 2, 1995 appearing on page F-14 of The Vincam Group, Inc's Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 (Commission File No. 0-28148) relating to the financial statements of Staffing Network, Inc. for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Amendment No.2 to the Registration Statement on Form S-3.


HOWE, RILEY & HOWE PROFESSIONAL CORPORATION


Manchester, New Hampshire
April 7, 1998